Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 9, 2018, relating to the financial statements and financial statement schedule, which is incorporated by reference in the Registration Statement on Form S-3 (No. 333-216310) of Tampa Electric Company from Tampa Electric Company’s Annual Report on form 10-K for the year ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-3 (No. 333-216310) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

July 22, 2019